Exhibit 10.58

TRIAD GUARANTY INC.

EXECUTIVE/KEY EMPLOYEE PHANTOM STOCK AWARD AGREEMENT

This Phantom Stock Agreement (the “Agreement”), dated effective as of ___________ (the “Grant Date”), is entered into between Triad Guaranty Inc., a Delaware corporation (the “Company”), and ________________ (the “Participant”).

WHEREAS, the Company, pursuant to its 2006 Long-Term Stock Incentive Plan, as it may be amended and/or restated (the “Plan”), desires to grant Phantom Stock rights (as defined in the Plan) to the Participant, and the Participant desires to accept such Phantom Stock rights, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.       Grant of Phantom Stock Rights. The Company hereby grants to the Participant, on the terms and conditions set forth herein, Phantom Stock rights (“Phantom Stock Right” or “Phantom Stock Rights”) with respect to _____ shares of the common stock of the Company (the “Common Stock”).

2.         Vesting. Subject to the terms of the Plan and this Agreement, the Phantom Stock Rights granted hereunder will vest according to the following schedule; provided, however that the Participant is employed by the Company or a subsidiary on each applicable vesting date (each, a “Vesting Date”) and has been employed by the Company or a subsidiary from the Grant Date through each applicable Vesting Date:

Date	Vested Percentage
______________	______________%
______________	______________%
______________	______________%

Notwithstanding the vesting schedule set forth above, in the event that the Participant’s employment is (a) involuntarily terminated by the Company for any reason other than “misconduct” (as defined herein) or (b) terminated due to the Participant's death or disability, then the Phantom Stock Rights shall become fully vested and payable as of the date of the Participant's termination of employment. For the purposes herein, “misconduct” means (i) one or more demonstrable and material acts of dishonesty, disloyalty, insubordination or willful misconduct; (ii) the continued failure, in the judgment of the Chief Executive Officer of the Company or the Board, by the Participant to substantially perform his duties (other than any such failure resulting from his death or disability); or (iii) the termination of the Participant’s employment with the Company for “cause” within the meaning of any written employment agreement between the Participant and the Company. For the purposes herein, "disability" means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) has authority to determine the basis for a Participant’s termination of employment, including but not limited to whether a termination is involuntary (which shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if and to the extent required) and whether a termination is due to misconduct or disability. In the event that the Participant’s employment terminates for any reason other than (X) involuntary termination by the Company for reasons not involving misconduct, (Y) death or (Z) disability, any Phantom Stock Rights granted hereunder that are not vested at the time of termination of employment shall be forfeited. By way of example and without limiting the effect of the preceding sentence, if the Participant voluntarily terminates employment for reasons other than death or disability or the Company terminates the Participant's employment due to misconduct, any Phantom Stock Rights granted hereunder that are not vested at the time of termination of employment shall be forfeited.

3.	Payment.

(a)       Upon vesting under Section 2 hereof of any Phantom Stock Rights, the Participant shall be entitled to payment with respect to the vested portion of the Phantom Stock Rights. Any payment by the Company hereunder for Phantom Stock Rights shall be in cash, shares of the Company’s common stock (the “Common Stock”), or partly in cash and partly in shares, as determined by the Committee in its discretion. If all or a portion of the vested Phantom Stock Rights are settled in cash, the amount payable for each share subject to the Phantom Stock Rights shall be equal to the Fair Market Value (as defined in the Plan) of a share of Common Stock, as determined on the applicable Vesting Date, multiplied by the number of shares of Common Stock which vested on such Vesting Date and which are being settled at that time. In the event that any shares of Common Stock are issued in settlement of the Phantom Stock Rights, such shares shall be subject to such restrictions, if any, as may be established by the Committee in accordance with the Plan or as may apply under applicable law, rule or regulation. Notwithstanding the foregoing, the following provisions shall apply with respect to any distributions pursuant to the Phantom Stock Rights:

(b)       If the vesting of any Phantom Stock Rights granted hereunder shall be on account of the Participant’s separation from service with the Company and the Participant is a “specified employee” within the meaning of Code Section 409A, then, if and to the extent required by Code Section 409A, the payment shall be delayed until the expiration of six months following the separation from service (or, if earlier, the date of the Participant’s death).

(c)       Except to the extent otherwise required or permitted under Code Section 409A, payment (whether in the form of cash or shares of Common Stock) pursuant to the Phantom Stock Rights, to the extent vested, must be made no later than the later of (i) the 15th day of the third month following the end of the Participant’s first taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture; or (ii) the 15th day of the third month following the end of the Company’s first table year in which the amount is no longer subject to a substantial risk of forfeiture.

(d)       Following payment with respect to any portion of the Phantom Stock Rights which has vested, such Phantom Stock Rights shall cease to exist and shall provide no further benefits to Participant.

4.         Dividend Equivalents. Neither dividends nor dividend equivalent rights shall be granted in connection with the Phantom Stock Rights, and the Phantom Stock Rights shall not be adjusted to reflect the distribution of any dividends on the Common Stock (except as may be otherwise provided in the Plan). No dividends on shares of Common Stock shall be payable with respect to all or any portion of the Phantom Stock Rights that may be settled in Common Stock prior to both (i) the vesting of the Phantom Stock Rights and (ii) the issuance and distribution of shares of Common Stock to the Participant.

5.	Other Terms of Phantom Stock Rights.

(a)       No Stockholder Rights; Unfunded Award. TheParticipant shall have no rights of a stockholder of the Company with respect to Phantom Stock Rights unless and until any such Phantom Stock Rights are settled in shares of Common Stock, as determined by the Committee in its sole discretion. Any provision for distribution in settlement of Phantom Stock Rights hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in the Participant or any beneficiary any right to, or claim against, any specific assets of the Company, nor result in the creation of any trust or escrow account for the Participant. With respect to any entitlement of the Participant or any beneficiary to any distribution hereunder, the Participant or such beneficiary shall be a general creditor of the Company.

(b)       Consideration for Grant of Phantom Stock Rights. The Participant shall not be required to pay any cash or other consideration for the grant of the Phantom Stock Rights.

6.         Income Taxes and Withholding. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with the Phantom Stock Rights awarded pursuant to this Agreement (including any taxes arising under Code Section 409A). The Participant acknowledges that the Company has made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the transactions contemplated by this Agreement, and the Participant is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Participant acknowledges that he or she has been advised that he or she should consult with his or her own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant. The Committee shall have the discretion to unilaterally modify Participant’s award pursuant to this Agreement in a manner that conforms with the requirements of Code Section 409A. The Company shall have the right to deduct from any distribution with respect to any Phantom Stock Rights an amount equal to the federal, state and local income taxes and other amounts as be required by law to be withheld with respect to the Phantom Stock Right and any distributions thereunder.

7.         Determinations. All determinations, interpretations, or other actions made or taken by the Committee (as defined in the Plan) pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons.

8.         Controlling Documents. The Phantom Stock Rights granted hereby are subject to:

(a)       All terms and conditions of the Plan (which is hereby incorporated by reference with the same effect as if fully recited herein) as now or hereafter in effect; and

(b)       All the terms and conditions of this Agreement as now in effect or as hereafter modified at the discretion of the Committee to conform with the Plan as amended from time to time.

The Participant acknowledges receipt of a copy of the Plan, represents and warrants that he has read the Plan and agrees that this Agreement shall be subject to all of the terms and conditions of the Plan. Any capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Plan unless the context shall clearly require to the contrary.

9.         No Guarantee of Employment. This Agreement shall not interfere with or limit in any way the right of the Company to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employment of the Company.

10.       Assignment. This Agreement shall bind and inure to the benefit of the successors and assigns of the Company. The Phantom Stock Rights granted under this Agreement shall not be transferable other than to the Participant’s executors, administrators, legatees and heirs to the extent permitted by the Plan.

11.       Governing Law. This Agreement shall be governed by the law of the State of Delaware and construed in accordance therewith.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

PARTICIPANT:	COMPANY:

____________________________	TRIAD GUARANTY INC.

Printed Name:_________________

By:_________________________________
Name:	Kenneth W. Jones
Title:	President and Chief Executive Officer

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